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                                   EXHIBIT (9)

                         OPINION AND CONSENT OF COUNSEL

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             [Western Reserve Life Assurance Co. of Ohio Letterhead]

September 3, 2003

Western Reserve Life Assurance Co. of Ohio
4333 Edgewood Road N.E.
Cedar Rapids, Iowa  52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Western Reserve Life Assurance Co. of Ohio and Separate Account VA U with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, and consultation, it is my opinion that:

1. Western Reserve Life Assurance Co. of Ohio is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2. Separate Account VA U is a duly authorized and existing separate account established pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

3. The Individual Variable Annuity Contracts have been duly authorized by Western Reserve Life Assurance Co. of Ohio and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute validly issued and binding obligations of Western Reserve Life Assurance Co. of Ohio in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

/s/ Darin D. Smith
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Darin D. Smith
Assistant General Counsel
Financial Markets Group